Exhibit 10.1

Translation from French to English

SCHEDULE 1

AGREEMENT FOR THE FINANCING WITHOUT RECOURSE OF COMMERCIAL RECEIVABLES BY SUBROGATORY TRANSFER

BETWEEN: OFFICE DEPOT BS, a French simplified limited company (SAS) with share capital of 148.568.500 €, whose registered office is located in SENLIS (60300), 126, avenue du Poteau, registered with the Trade and Companies Registry under number ° 324 559 970, hereinafter referred to as the Client,

AND: FORTIS COMMERCIAL FINANCE, a French simplified limited company (SAS) with share capital of € 33,865,055 whose registered office is located at 30, Quai de Dion Bouton, PUTEAUX (92800) registered with the Trade and Companies Registry under number 342 227 576, hereinafter referred to as FCF,

Article 1: Purpose / Scope of the agreement

The present Agreement allows the Client to obtain from FCF the financing, by subrogatory transfer without recourse, of any commercial receivables arising from its activity of supply of office products and furniture up to the amount specified at article 7.

To be eligible for the present Agreement, said receivables (the «Eligible Receivables») must meet all the following criteria:

-	Certain, liquid and denominated in euros,

-	Corresponding to firm sales subject to effective deliveries or to achieved provision of services,

-	For which payment terms are complying with the legal regulations in force and in any case, not exceeding 180 days following the invoice date,

-	On all kind of debtors located in France metropolitan (excluding private individuals, debtors which are equally the Client’s suppliers of office furniture and articles, or Office-Depot group members).

The compliance with the conditions of eligibility of the transferred receivables is the Client’s responsibility, FCF not having any control to operate; it being clarified that the Client will communicate to FCF, on its demand, any document or any useful information in connection with the operations.

The Client refrains from entering into any agreement (mobilization of receivables, factoring or other) allowing a third party to come into competition with FCF with regards to the Eligible Receivables.

Article 2: Current account Agreement

The transactions handled pursuant to the present Agreement are recorded in a current account opened in the name of the Client in the books of FCF; the sums due by FCF as well as all sums due by the Client pursuant to the present Agreement are recorded in such current account (the “Current Account”).

The reciprocal discounts, debts and receivables recorded in the Current Account constitute solely account entries, all such entries being indivisibly merged. Any debit balance arising from this merger will be immediately due and every credit balance will be immediately available.

The Client and FCF agree that the aforementioned reciprocal receivables and debts arising from the performance of the present Agreement are related and indivisible, in such a way that they constitute each other’s guarantee and do mutually set off with one another whereas the conditions required for legal compensation would not be met.

There may be opened as many sub-current-accounts in the name of the Client as necessary, which will all be part of the Current Account.

The Client’s Current Account does not contain any overdraft authorization. Should a debit position be attained, in particular in respect of the payment of any receivables held by FCF against the Client, FCF is entitled to claim immediately the repayment of the corresponding amounts to the Client.

FCF shall send monthly to the Client a Current Account statement. Each statement will be deemed to reflect the reality and the accuracy of the operations between the Client and FCF, except for obvious errors or motivated and justified disputes, notified by the Client to FCF within 60 days as from the notification date. Should the monthly comparing

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Translation from French to English

carried out by the Client between its subsidiary accounting of Receivables and the Current Account reveal any differences, the Client undertakes to proceed to all usual verifications and to inform FCF without delay of the results of its verifications.

The termination of the Agreement opens the closure period of the Current Account starting as from the date of notification of the termination. The definitive closure and the balance of the Current Account shall only be established subject to the settlement of all pending operations.

Article 3: Remittance of Receivables - Transfer of property

The Client transfers to FCF, on a weekly basis, and under a specification agreed by FCF, the list of the Eligible Receivables.

Transfer of title of the Eligible Receivables is made by means of conventional subrogation in accordance with article 1250-1° of the French Civil Code. By crediting the Current Account of the amount of the receivables transferred by the Client and which are listed in the summary forms, FCF becomes the sole holder of the title of the aforementioned receivables as a result and as from the day of their registration in the account. The amount of the transferred receivables is inscribed to the credit of the current account within 48 hours of the reception of the form at the latest.

To that effect, the Client shall sign upon the activation of the Agreement at the latest, a permanent subrogation form (quittance subrogative permanente) in favor of FCF, of which a template is appended to the present Agreement (Annex 3).

FCF is entitled to request at any time the provision of any document on the transferred receivables, in particular invoice, purchase orders (except for phone orders) and delivery notes. The Client has 30 days to deliver the documents. In particular instances, FCF may request the Client to do its best efforts to deliver the documents as soon as possible.

Article 4: Receivable management mandate

4-1: Purpose of Mandate

FCF hereby gives mandate to the Client to collect and receive payments regarding the transferred receivables. This mandate will not lead any obligation of payment from FCF; expenses and outlays of any kind will stay at the charge of the Client.

The procedures communicated by the Client to FCF during the diligences made prior to the signature of the present Agreement are attached to the Agreement. Any significant change to such procedures must firstly be accepted by FCF. The Client commits to apply the credit and collection procedures mentioned in Annex 6 and generally to exercise due care to protect FCF’s rights.

The Client is dispensed of informing its debtors of the existence of the present agreement and of affixing on its invoices any clause of transfer (clause à ordre).

4-2: Payments

The payment instruments received by the Client for the transferred receivables shall be remitted on a dedicated bank account opened at Fortis Bank. The LCR and other kind of bills of exchange shall be remitted on the dedicated bank account by the Client at the date of invoice issuing or on receipt.

Debtor payments made by bank transfers shall be domiciliated on the bank accounts of the Client opened at BSD-CIN LA BANQUE POSTALE, LCL and BNP, named cashing accounts; for whatever purposes it may serve the claims in restoration of the balances of these accounts will have firstly been transferred to FCF in accordance with articles L. 313-23 & following of the Monetary and Financial code further to a security document which shall be signed at the latest upon the date of the first remittance of receivables. The template for the assignment agreement of professional receivables is appended as annex 4 and the templates for protocols regarding the operation of the cashing accounts are appended as annex 5. The references of the said cashing accounts will be reported on original invoices, and the balances of the cashing accounts will be transferred daily to the dedicated bank account, pursuant to an ad hoc agreement signed between the parties and the domiciled bank. It is understood that any credit transfer corresponding to a transferred receivable, received on any bank account other than the cashing bank account shall be immediately transferred to the dedicated account.

Pursuant to the terms of a particular functioning agreement to be concluded with each of the aforementioned banks, the Client refrains to operate those cashing accounts on debit or to change the domiciliation of the payments before having obtained previous agreement from FCF.

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4-3: Power

The Client grants FCF full powers to endorse all payment title that might be made out to the order of the Client. The Client undertakes not to revoke such powers for so long as its current account in FCF’s books remains open. The power shall be used by FCF only in case the mandate is revoked.

4-4: Reporting

The Client shall report, at the first remittance of receivables and at least twice a month, on the performance of the mandate by communicating to FCF the information described below in a format agreed by the Parties (for that purpose, FCF supplies the Client with a specification allowing it to prepare the corresponding files) :

- Itemized outstanding balance of the non identified debtors included in the scope of the agreement; the Client shall retain the invoices sold by bills of exchange payable in the balance forwarded to FCF.

- Actualized list of active debtors included in the scope of the application.

- Summary of the amount of the dilutions of the past 15 days. Generally, dilution are defined as any entry lessening the amount of the receivables transferred without cash counterpart on the dedicated bank account and more particularly as credit notes, discounts, rebates on the turnover, participation to advertisement, direct payments (except for purchase cards) and disputes (non-payment by a debtor for any other reason than insolvency as described in article 6 of the present Agreement as soon as the Client is being made aware of it and at the latest 120 days from the due date ).

- List of the bad debts accounted over the last elapsed fifteen days and registered in the “416” account category.

- Actualized statement of the provisions for end of year rebates and participation to advertisement.

According to the collected elements, FCF will compare the existing ledger in its books to the ledger transmitted by the Client; FCF is authorized to settle any unjustified difference by debiting the Statistical Dilution Reserve as defined in article 6 below.

In general, the Client acknowledges that FCF has the right to conduct any necessary verification regarding the transferred receivables including on its premises and books, after the appointment made with the Client to be decided within 48 business hours from the request of FCF, except in case of justified emergency. The Client hereby agrees to do everything in its power to cooperate with the conduct of such verifications.

4-5: Revocation of the Mandate

FCF may revoke the mandate 15 business days after a formal notice sent by registered letter with acknowledgment of receipt requested left unremedied in case:

- The Client’s finances have worsen significantly;

- Dilutions (as defined in article 4-4) exceeding 10 % of the nominal amount VAT included of the transferred receivables, the calculation being established according to a method communicated by FCF and attached to the present document (Annex 7);

- Arrears above 30 days as from the due date exceeding 10% of the outstanding amount of transferred receivables, after deduction of the unallocated cash, the calculation being established according to a method communicated by FCF and attached to the present document (Annex 7);

- DSO noticed in FCF books is above 75 days, according to a method of calculation communicated by FCF and attached to the present document (Annex 7).

If the mandate is revoked, FCF will have to take over the collection of the transferred receivables; the Client hereby agrees to do everything to help assuring the debtors information on the revocation of the mandate and the notification of the new payment account details. In return of the taking over of the collection by FCF, the factoring fee will be increased by 0.20%. This pricing will apply as of the effective date of mandate revocation and will be applied to all receivable outstanding at this date.

In case Client makes a serious breach of contract, defined as any behavior likely to prevent FCF from benefiting from its rights according to the present document, FCF shall have the right to revoke the mandate without previous notice.

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Translation from French to English

Article 5: Acceptance of debtors

On the signature of the present agreement, and then, two times a month, the Client will transmit to FCF the file of all debtors included in the application scope, mentioned in article 1. The debtors benefiting from an outstanding credit granted by the Client at the date of the audit prior to the signing of the Agreement benefit from a credit approval up to that amount. The new debtors for whom the outstanding is inferior or equal to €80,000 (eighty thousand) automatically benefit from a credit approval by default. For any new outstanding amount above €80,000 (eighty thousand) on a private debtor, the Client shall transmit to FCF any non confidential information in its possession allowing FCF to assess the solvency. Failing non confidential information in its possession is communicated, the approval is deemed refused.

FCF may decide at any time to reduce or terminate acceptance without that this reduction or termination lessen the amount of the transfer of receivables authorization of transfer mentioned in article 7 (€60,000,000) granted to the Client, in which case it shall inform the Client of its decision by any means. Such decisions shall have immediate effect, although receivables corresponding to services rendered on or before the date on which the Client received notice shall continue to be accepted. All decisions to reduce or terminate acceptance shall have retroactive effect from 0.00 hours on the day of the decision.

The Client acknowledges that FCF’s decisions concerning acceptance are intended for it alone, and agrees not to disclose them to any third party, including the relevant debtors.

Article 6: Statistical Dilution Reserve - Guarantee

FCF guarantees the risk of declared insolvency and default of payment of the debtors pursuant to the conditions stated herein. Recordation of receivables to the credit of the Current Account does not imply that such receivables are guaranteed. The non guaranteed receivables can be debited from the Current Account at any time.

The Client agrees FCF to debit its current account for the amounts necessary to build up a Statistical Dilution Reserve equal to 20% of the total outstanding of the amount of the Eligible Receivables transferred, by deducting 20% of the amount of each remittance form (bordereau de remise). The Statistical Dilution Reserve is intended to cover the amount of the dilutions (as defined in the article 4-4 above), and the bad debts (defined as corresponding to situations of declared insolvency, characterized by the opening of a procedure against a debtor mentioned in Book VI of the Commercial Code).

The retained amounts within the Statistical Dilution Reserve are blocked as cash collateral and are held by FCF in whole ownership and as a security. FCF will keep the amounts recorded at the credit of the Statistical Dilution Reserve in freehold and will therefore be able to set off its repayment obligation of these amounts automatically and up to the level of the balance potentially in debit in the Current Account at any time, and upon its definitive closure. All exceeding amount, if existing, is returned to the Client.

In case of foreclosure of the account by a Client’ creditor in FCF’s hands, FCF will be debtor of a conditional receivable of restitution of the amounts which have been transferred in freehold and will therefore be in a position to use the sums available on the Client’s Current Account in order to repay its own receivables.

It can be created as many sub accounts as necessary which will form an integral part of the Statistical Dilution Reserve.

Twice a month, FCF will take from the Statistical Dilution Reserve the amount of the dilutions and the bad debts noticed over the period.

In case the accumulated amount of dilutions and bad debts is higher than 8% of the transferred turnover, the rate of the Statistical Dilution Reserve applied to the future transfers can be increased by the difference between the ascertained percentage and 8%.

Payments with subrogation transferred to the Client remain acquired for the fraction of the bad debts exceeding the amount of the outstanding Statistical Dilution reserve; if the amount of unpaid receivables because of declared insolvency at a date is in excess of the RS amount, the resulting loss will remain borne by FCF.

In order to override the financial charge, the Statistical Dilution Reserve is not a part of the calculation of the Financing Fee mentioned in article 8.

The way of proceeding of the Statistical Dilution Reserve is detailed in Annex 7.

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Article 7 Authorization of transfer without recourse of the property of the receivables / Price of Acquisition

The maximum amount of financing the Client can use is €60,000,000 (sixty million).

The Client can send at all time a drawdown request to FCF for a determined amount of up to the maximum of €60,000,000, the payment of which shall be imperatively done by bank transfer in the invoicing currency during the afternoon of the day of the request if the request has been sent prior to 10h and on the following day for every request sent after 10h.

In the case where the Current Account available is greater than the outstanding, FCF will transfer the entire excess on a bank account, details of which will have been given by the Client, as soon as such excess be greater than € 50,000.

The available counterpart of a transfer form results from:

> the amount, including VAT, of the Eligible Receivables mentioned in the remittance form, plus the return of the available Statistical Dilution Reserve,

> after deduction of the following amounts:

•	Non guaranteed transferred receivables;

•	Disputes as defined at article 4.4;

•

Receivables leading the financing on the same debtor exceeding 6 % of the total outstanding eligible receivables for the debtors EDF, CARREFOUR SA and banking institutions, and, over 2 % for any other debtor;

•	Commissions due to FCF, VAT included;

•

Rebates on the turnover or advertising participations due by the Client to the debtors (it is specified that the amounts that are not claimed or deducted by the debtors twelve months after they are payables are not deductible);

•	Constitution of the Statistical Dilution Reserve.

Transferred Ineligible receivables will be transferred back by FCF to the Client by counterbalance (contrepassation) upon each transfer date.

Article 8: FCF’s fees

8-1 Factoring fee

The factoring fee rate, excl. VAT, is fixed at 0.22% of the amount incl. VAT of the transferred Eligible Receivables, for all transferred receivables. The minimum annual fees comprising the factoring fee and the back-up fee defined in article 4 of Schedule No. 2, is fixed at € 250.000 (two hundred and fifty thousand euros) excl. VAT. Every semester ,FCF shall compare the fee effectively paid on the grounds of the two fees and the corresponding part of the minimum annual fee, and shall proceed, if applicable, to the relevant regularization so that the collected fee be equivalent to the minimum.

8-2 Financing fee

The financing shall result in a post accounted financing fee, subject to VAT and calculated ad valorem prorata temporis at the rate of 1-month Euribor + a margin of 2.20%, excluding VAT per annum. The benchmark rate for a given month shall be the rate of the last working day of the previous month.

The financing fee, calculated day by day on the balance of the current account, is applied to any remaining due amount by the Client while the current account is not discharged, it being specified that any payment received from a debtor will decrease the financing fee base as soon as it is inscribed on the account.

For example, in order to meet the law, article L.313-4 of the Monetary and Financial Code, the global effective rate applicable on the 01/09/09 would be 2.72% a year, for a financed amount of € 60,000,000 (maximum amount available after application of the formula stated in article 7 paragraph 4).

The above rate, which includes a liquidity premium directly linked to the current financial situation and the costs of refinancing of FCF, shall decrease as of January 1st 2010 according to the evolution of the market conditions, without being able to be lower than 1.80 % VAT excluded per annum.

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8-2 Audit fees

The Client will contribute to the quarterly audit costs up to € 3 000 excluding VAT per audit.

Article 9: Notice

FCF shall give notice to the Client of transactions involving the transferred receivables by sending it the corresponding statements and a monthly summary itemizing the transactions that took place during the previous month.

The Client shall have the use of the electronic data system of FCF.

The Client shall give notice to FCF at once of any event or any plan likely to seriously impact its operations, assets, shareholding structure or any change of its Chairman or its Managing Director. The Client shall provide FCF with a certified balance sheet including the notes thereto and its profit and loss account upon their establishment but no later than the first week of July, it being specified that this documents shall be communicated as drafts if they have not been submitted to the annual general assembly in this timeframe. A copy of the reports certified by the statutory auditors, shall also be communicated upon their availability.

Article 10 : Miscellaneous

The charges and the banking fees (in accordance with the relevant rates), the specific post charges (in accordance with the relevant rates) as well as the fiscal taxes and charges applicable to the operations now or eventually, remain at the Client’s charge.

Article 11: Term and termination of the Agreement / Jurisdiction and Governing law

The Agreement is entered into for an unspecified term. Either party may terminate the agreement at any time by means of a letter sent by recorded delivery with advice of delivery (lettre recommandée avec accusé de réception), subject to three months’ notice.

FCF may terminate the Agreement with a 15 day notice period sent by registered letter with acknowledgment of receipt requested in case of change of control of the Client or Office Depot Group, any substantial change in the Client’s legal situation of the conditions of operation of its business (nature, typology of the debtors,…) the substantial deterioration of the financial situation of the Client or the Office Depot Group.

FCF may terminate the Agreement without notice in case of any serious failure by the Client to fulfill its contractual obligations, including any actions by the Client that may prevent FCF’s rights from being exercised.

The Client may terminate the Agreement without notice in case of any serious failure by FCF to fulfill its contractual obligations, including any actions by FCF that may prevent the Client’s rights from being exercised.

The termination of the Agreement, and after balancing of the operations will automatically lead to the termination of any collateral granted in the framework of the aforementioned Agreement and FCF undertakes to grant any release with effect at the date of the balancing of the operations.

Any dispute relating to this Agreement shall be referred to the Paris Commercial Court (Tribunal de Commerce).

Article 12: Effective date

The Agreement will be effective as of the notification by the Client of its intent to use the financing.

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Article 13 : Confidentiality

Each Party undertakes that for the duration of the Agreement and as from its end or termination to:

(i) maintain confidential the clauses of the present Agreement at any time and procure that its employees, agents, representatives and external advisors do same (by exception, the financing partners of the Client will be informed by FCF of the existence of the present agreement);

(ii) refrain from using or disclosing any information of a financing, technical or commercial nature that it could obtain in regard of the business, the company, the goods, the services, the clients and the suppliers of the other Party, with the exception of the information that:

- would be publicly available without it being a result of a breach of the recipient Party; or

- would be made publicly available by an order, a directive or a decision from a court or another competent authority;

- were in possession by the recipient Party before its disclosure;

- would be supplied to such Party by a third party who did not acquire such information under a confidentiality undertaking.

Executed in Puteaux, in two originals, on

OFFICE DEPOT BS SAS *	FORTIS COMMERCIAL FINANCE SAS *

* Company stamp and signature of an authorized person

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